Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form F-1 of our report dated February 14, 2014, relating to the consolidated financial statements of Top Ships Inc. and subsidiaries appearing in the Prospectus, which is part of this Registration Statement.  We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte. Hadjipavlou, Sofianos & Cambanis S.A.
March 19, 2014
Athens, Greece